Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CommScope Holding Company, Inc. for the registration of Series A Convertible Preferred Stock and Common Stock and to the incorporation by reference therein of our reports dated February 28, 2024, with respect to the consolidated financial statements of CommScope Holding Company, Inc. and the effectiveness of internal control over financial reporting of CommScope Holding Company, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 1, 2024